 RUBICON

 MINERALS CORPORATION

NEWS RELEASE

TSX VENTURE EXCHANGE - SYMBOL: RMX	DECEMBER 9, 2002
OTCBB – SYMBOL: RUBIF

RUBICON COMMENCES DRILLING AT RIVARD GOLD PROJECT, RED LAKE, ONTARIO

- Up to 6000 feet to be drilled in Phase I program in addition to $C1.8 million drill-intensive 2003 exploration budget -

David W. Adamson, President and CEO of Rubicon Minerals Corporation (RMX.TSX Venture) is pleased to announce that the Company has recently commenced a drill program of up to 6,000 feet at the recently acquired Rivard gold project (see news release dated October 15, 2002), located in the western portion of Ontario’s prolific Red Lake gold camp.  The Rivard gold project is part of a large, regional package under option to AngloGold (Canada) Exploration Ltd. (“AngloGold”).  This drill program is in addition to the recently announced, drill-intensive 2003 exploration budget of $C1.8 million on these properties to be funded by AngloGold (see news release dated December 2, 2002).  Elsewhere in the heart of the Red Lake camp, Rubicon is also currently drilling at its 100% controlled McFinley project as a prelude to additional winter drilling.

The Rivard gold project contains numerous trenched exposures of coarse visible gold-bearing quartz +/- carbonate veins over an area measuring approximately 500 metres by 100 metres.  Gold-bearing veins range from less than 2 centimetres to 20 centimetres in width, with individual veins traceable up to 25 metres along strike.  Veins occur in proximity to extensive, mineralized ultramafic rocks that have been identified over 600 metres along strike to the south onto the adjoining Advance RL Property, also controlled by Rubicon and sub-optioned to AngloGold.

Geological mapping, along with ground and airborne geophysical programs were recently completed over the property.  The purpose of this Phase I drilling is to investigate gold mineralization down dip of currently known surface gold occurrences.

David Adamson said, “We are looking forward to carrying out what appears to be the first systematic exploration of the potential of known mineralization in this Phase I drilling program.  If results are encouraging, we anticipate additional diamond drilling will be undertaken on this project.”

Work will be carried out under the supervision of QP David Copeland.  Assays will be carried out using standard fire assay or metallic screen fire assay by ALS Chemex Labs.

Rubicon Minerals Corporation controls over 247 square kilometres of land holdings in the prolific Red Lake gold camp of Ontario which hosts two high-grade, world class gold mines (Placer Dome’s Campbell Mine and Goldcorp’s Red Lake Mine).

RUBICON MINERALS CORPORATION

David W. Adamson
_________________________________

President & CEO

For more information, contact Bill Cavalluzzo, VP Investor Relations  Toll free: 1.866.365.4706  E-mail: bcavalluzzo@rogers.com

Rubicon Minerals Corporation Suite 888–1100 Melville Street, Vancouver BC  CANADA  V6E 4A6

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TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

The statements contained in this release that are not historical facts are forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially from targeted results.   Mineral resources which are not mineral reserves do not have demonstrated economic viability.  The Company relies upon litigation protection for forward looking statements.